Filed pursuant to Rule 424(b)(3)
Registration No.333-182507
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 22, 2013)
SOUTH JERSEY INDUSTRIES, INC.
DIVIDEND REINVESTMENT PLAN

3,300,863 Shares of Common Stock
This prospectus supplement to the prospectus of South Jersey Industries, Inc. dated April 22, 2013 relates to the common stock that may be purchased under the Dividend Reinvestment Plan of South Jersey Industries, Inc. (the “Plan”).
South Jersey Industries has determined it will reintroduce a discount for the price of shares of newly issued or treasury common stock that the Plan acquires directly from South Jersey Industries. More specifically, the Plan will acquire newly issued or treasury common stock directly from South Jersey Industries at a price equal to 98% of the average of the high and low sale prices for the common stock for each of the last twelve days on which the common stock was traded prior to the date of purchase.
This change will be effective for the next quarterly dividend declared by the Board of Directors of South Jersey Industries, which is payable on October 2, 2013. Any optional additional purchases of common stock under the Plan on or after such date will also be made at the discounted price.
As provided in the prospectus, this discount is subject to change from time to time in our sole discretion. We will notify Plan participants of any future changes in or elimination of the discount.
Participants in the Plan who do not wish to change any of their elections do not need to do anything. As set forth in the prospectus, a participant may change his or her investment options at any time by logging into his or her account online, by telephone or by completing a new Enrollment Form and returning it to the Plan Administrator. However, a participant’s request must be received on or prior to certain recurring deadlines set forth in the prospectus before the change in investment options will be given effect.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The date of this prospectus supplement is August 30, 2013